Exhibit 5.2

December 9, 2010

Visant Corporation

357 Main Street

Armonk, New York 10504

Ladies and Gentlemen:

I am assistant general counsel of Jostens, Inc., a Minnesota corporation (“Jostens”). I have been requested to render this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Visant Corporation, a Delaware corporation (“Visant”), Jostens and certain other “Guarantors” identified in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Visant of $750,000,000 aggregate principal amount of 10.00% Senior Notes due 2017 (the “Exchange Securities”) and the issuance by Jostens and the other Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of September 22, 2010 (the “Indenture”) among Visant, Jostens, the other Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

I have examined (i) the Indenture, (ii) the Exchange and Registration Rights Agreement dated September 22, 2010 among Visant, Jostens and the other guarantors party thereto, and the Initial Purchasers (the “Registration Rights Agreement”) and (iii) the Notation of Guarantee to each of the Global Notes of Jostens in the form of Exhibit B to the Indenture (the “Guarantee” ). In addition, I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Jostens and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1. Jostens has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota;

2. The Indenture has been duly authorized, executed and delivered by Jostens;

3. The Guarantee has been duly authorized by Jostens; and

4. The issue of the Guarantee by Jostens and the execution, delivery and performance of the Indenture and the Guarantee by Jostens do not and will not violate the Articles of Incorporation or By-laws of Jostens or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Jostens or any of its properties.

I am a member of the Bar of the State of Minnesota and I do not express any opinion herein concerning any law other than the law of the State of Minnesota and the federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. This opinion letter may be relied upon Simpson Thacher & Bartlett LLP.

Very Truly Yours,

/s/ Sheri K. Hank
Sheri K. Hank

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